Exhibit 99.1

Inflection Point Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants,
Commencing on or about November 12, 2021

November 9, 2021 – Inflection Point Acquisition Corp. (Nasdaq: IPAXU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 30,000,000 units completed on September 24, 2021 and the exercise of the over-allotment option in part of 2,975,000 units completed October 29, 2021 (the “Offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about November 12, 2021. Any units not separated will continue to trade on The Nasdaq Capital Market under the symbol “IPAXU”, and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Capital Market under the symbols “IPAX” and “IPAXW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The Company intends to pursue a business combination with a North American or European business in the consumer and technology sectors, which complements the expertise of its management team. The company is led by Executive Chairwoman Paula Sutter, Co-Chief Executive Officers Michael Blitzer and Guy Shanon, Chief Financial Officer Brian Pitz, and Director Nicholas Shekerdemian.

A registration statement relating to the securities was declared effective on September 21, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Inflection Point Acquisition Corp.

Inflection Point Acquisition Corp.’s acquisition and value creation strategy is to identify, partner with and help grow North American and European businesses in the consumer and technology sectors, which complements the expertise of its management team. The Company’s financial sponsor is an affiliate of Kingstown Capital Management, LP, an investment firm with AUM from some of the world’s largest endowments and foundations and over 15 years of operating history. For more information, please visit: www.inflectionpointacquisition.com.

Contact

Media:

Jonathan Gasthalter

Gasthalter & Co.

jg@gasthalter.com

Investors:

Kevin Shannon

Inflection Point Acquisition Corp.

kevin@kingstowncapital.com